Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of CorMedix Inc. on Form S-8 (File Nos. 333-170498, 333-192840, 333-212430, 333-235556, and 333-268019) and on S-3 (File Nos. 333-211695, 333-227846, 333-258756, and 333-279277) of our report dated March 25, 2025 with respect to our audits of the consolidated financial statements of CorMedix Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Morristown, New Jersey

March 25, 2025